Exhibit 99.1
NEWS RELEASE

FOR IMMEDIATE RELEASE:	FOR MORE INFORMATION,
April 28, 2006	CONTACT: John M. Mendez
(276) 326-9000
First Community Bancshares, Inc. Announces Appointment of Chief Financial Officer
Bluefield, Virginia – First Community Bancshares, Inc. (NASDAQ: FCBC) (www.fcbinc.com) announced that Mark A. Wendel will be leaving the position of Chief Financial Officer. Wendel indicated that his decision to leave was based on personal considerations and a desire to pursue other opportunities. Wendel had recently moved to First Community from BankAtlantic, based in Ft. Lauderdale, Florida.
John M. Mendez, President and Chief Executive Officer also announced that David D. Brown V, CPA has been named the Chief Financial Officer of the Company. Mendez said, “We have a strong and experienced team in our Finance and Accounting area and David has quickly become an important member of that team. We are very pleased that we were able to fill this key role with someone from within our own ranks and anticipate a smooth and orderly transition.” Since joining the Company in April of 2005, Brown has served as Financial Reporting Coordinator, which requires a broad base of banking and regulatory knowledge coupled with strong working relationships with the Company’s key executives, SEC counsel and the Company’s Independent Registered Public Accounting Firm. Prior to joining First Community, Brown was with United Bankshares, Inc., a $6.7 billion bank holding company with headquarterd in Washington, D.C. and Charleston, West Virginia, where he served in various positions, most recently as Corporate Auditor. Prior to his years at United, Brown was in public accounting with the Charleston-based regional accounting firm of Suttle & Stalnaker. Brown holds a bachelors degree and a Masters in Professional Accountancy from West Virginia University. He resides in Bluefield, Virginia, is married and the father of two sons.
“Mark Wendel has been a valued member of the executive management team. We appreciate Mark’s efforts and we wish him the best in his new endeavors. Since joining First Community, David has immersed himself in all aspects of accounting, finance and regulatory matters, which were not only required in his role as Financial Reporting Coordinator, but are also an integral part of his responsibilities in his new role as CFO. With the capable support of the accounting/finance team we currently have in place and David’s breadth of knowledge and experience, we are assured of an orderly transition,” said Mendez. The transition is expected to occur around May 15, 2006.
First Community Bancshares, Inc., headquartered in Bluefield, Virginia, is a $1.99 billion bank holding company and is the parent company of First Community Bank, N. A. First Community Bank, N. A. operates through sixty banking locations and six wealth management offices in the four states of Virginia, West Virginia, North Carolina and Tennessee. First Community Bank, N. A. is also the parent of Stone Capital Management, Inc., a SEC registered investment advisory firm, which offers wealth management and investment advice. The Company also offers wealth management services through its Trust & Financial Services Division, which as of March 31, 2006, managed assets with a market value of $488 million. First Community Bancshares, Inc.’s common stock is traded on the NASDAQ National Market under the symbol “FCBC”. Additional investor information can be found on the Internet at www.fcbinc.com.
This news release may include forward-looking statements. These forward-looking statements are based on current expectations that involve risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, actual results may differ materially. These risks include: changes in business or other market conditions; the timely development, production and acceptance of new products and services; the challenge of managing asset/liability levels; the management of credit risk and interest rate risk; the difficulty of keeping expense growth at modest levels while increasing revenues; and other risks detailed from time to time in the Company’s Securities and Exchange Commission reports, including but not limited to the Annual Report on Form 10-K for the most recent year ended. Pursuant to the Private Securities Litigation Reform Act of 1995, the Company does not undertake to update forward-looking statements contained within this news release.